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                                                                    Exhibit 99.2

                        THE STATE CORPORATION COMMISSION
                             OF THE STATE OF KANSAS

Before Commissioners: John Wine, Chair
       Cynthia L. Claus
       Brian J. Moline

In the Matter of the Investigation of Actions of   )
Western Resources, Inc. to Separate its            )
Jurisdictional Electric Public Utility Business    )
from its Unregulated Businesses.                   ) Docket No. 01-WSRE-949-GIE

                                      ORDER

     For the reasons stated below, the State Corporation Commission of the State of Kansas ("Commission") finds that the presently designed transactions to restructure Western Resources, Inc. ("WRI") and its affiliates will harm WRI's electric operations and therefore are contrary to the public interest. The Commission further finds that because of the harm these transactions would cause to WRI's electric operations, those transactions are subject to the Commission's jurisdiction.

     Accordingly, to protect the Kansas electric consumers from that harm and to ensure WRI's ability to provide efficient and sufficient electric service at just and reasonable rates, the Commission, pursuant to its statutory obligation to "supervise and control" electric public utilities, makes permanent the requirements of the May 22, 2001 Supplemental Order. The facts and reasoning supporting this determination appear in Part I of this Order. Further, as explained in Part III of this Order, the Commission directs WRI to present a plan within 90 days, consistent with the prohibitions and parameters set

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forth in this Order, to restore WRI to financial health, to achieve a balanced capital structure and to protect ratepayers from the risks of the nonutility businesses.

                            Introduction and Overview

     1. On May 8, 2001, the Commission entered its Order Initiating Investigation into whether the participation by WRI and its affiliates in the transactions and relationships described in said order, and any other transactions or relationships which may emerge from the investigation, is consistent with Kansas law, including WRI's and its wholly-owned subsidiary Kansas Gas & Electric Company's ("KG&E's") statutory obligations to provide efficient and reliable service to Kansas customers at just and reasonable rates. WRI, doing business in parts of Kansas as KPL, and KG&E provide retail electric service to approximately 636,000 customers in the state of Kansas. WRI and KG&E are certificated electric public utilities subject to the jurisdiction of the Commission pursuant to K.S.A. 66-104 and 66-131. 1/1/

     2. In the Order Initiating Investigation, the Commission described the public information concerning actions and immediate plans of WRI to restructure WRI by separating its regulated public utility business from its unregulated businesses that provided the factual basis to warrant this investigation. That public information included a Registration Statement on Form S-1 (No. 333-47424) (the "Registration Statement") filed with the Securities and Exchange Commission ("SEC"). The Registration Statement


--------
/1/ 1/WRI was originally an electric and natural gas public utility. During 1997, WRI contributed its natural gas business at book value as of the date of the transaction of approximately $594 million to ONEOK, Inc. in exchange for a 45 percent ownership interest in ONEOK, Inc. The ONEOK, Inc. stock was transferred from WRI to Westar in February 2000. According to WRI's 2000 Annual Report to Stockholders, the current market value of the ONEOK, Inc. stock is over $1 billion. (KIC Exhibit # 2). A complete historic background of WRI and its unregulated investments, including the financial losses associated with WRI's security monitoring business, from 1996 through 2000, is provided in paragraphs 8-16 of the Post-hearing Brief filed by the Kansas Industrial Customers.


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was originally filed with the SEC in October 2000 and subsequently amended on
May 18, 2001.

     3. The Registration Statement discloses that Westar Industries, Inc. ("Westar"), a wholly-owned subsidiary of WRI, intends to sell up to 12,250,000 shares of its common stock at the cash subscription price of $10 per share and that Westar will "advance" the net proceeds of the rights offering to its parent WRI thereby increasing the balance of intercompany receivable owed by WRI to Westar by the amount of the "advance." Westar is a holding company consisting of an 85 percent ownership interest in Protection One, Inc. ("Protection One"), 100 percent ownership interest in Protection One Europe, a 45 percent ownership interest in ONEOK, Inc., approximately 17 percent ownership interest in its parent WRI and interests in international power plant investments. Currently, WRI owns 100 percent of Westar's outstanding common stock.

     4. The Registration Statement further discloses that WRI entered into a merger agreement, dated November 8, 2000, with Public Service Company of New Mexico ("PNM") pursuant to which PNM will acquire WRI's electric business ("Western Resources Electric Business" or "WREB") in a tax-free stock-for-stock merger. Immediately prior to the PNM merger, WRI's non-utility businesses will be "split-off" from WRI. The split-off will be accomplished by WRI distributing all of the outstanding shares of Westar common stock owned by WRI on the effective date of the PNM merger to WRI shareholders in exchange for a portion of the shareholders' WRI common stock.

     5. The Registration Statement further discloses the existence of an Asset Allocation and Separation Agreement ("Asset Allocation Agreement") dated May 2, 2001, as amended. The Asset Allocation Agreement arranges WREB's and Westar's


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balance sheets in a manner which assigns substantial amounts of long-term debt to WREB. The Asset Allocation Agreement takes effect on the consummation of the rights offering.

     6. On May 22, 2001, the Commission issued its Supplemental Order. The concerns set forth in the Order Initiating Investigation, coupled with continuing problems in WRI's unregulated investment in Protection One, as noted in that order, and the continuing intent to carry out structural changes that pose risk to ratepayers without obtaining this Commission's approval, required the Commission to take the immediate actions set forth in the Supplemental Order to prevent irreparable harm to the public interest and safety. Specifically, the Supplemental Order declared the Asset Allocation Agreement to have no force and legal effect because WRI has not obtained the Commission approval required by Kansas statutes. Further, the Supplemental Order directed WRI to take no action, directly or indirectly through any subsidiary, that would increase the share of debt in WREB's capital structure. The requirements of the Supplemental Order prohibited WRI from allowing or causing the rights offering, as proposed in the Registration Statement, to proceed. Finally, the Supplemental Order set the matter for hearing to allow interested parties the opportunity to address the Commission on whether the requirements of the Supplemental Order should be extended or made permanent. Particularly, the hearing afforded WRI due process so that WRI could explain why the requirements of the Supplemental Order were unnecessary and should not be extended. The requirements of the Supplemental Order were clarified in the Commission's Order Granting Clarification and Limited Reconsideration, dated June 22, 2001. The Commission clarified that WRI could make routine short-term borrowings in


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the ordinary course of business to fund WRI's on-going electric utility operations and meet cash flow needs and working capital needs of WRI's electric utility operations.

     7. On June 26 and 29, 2001, the Commission conducted hearings pursuant to K.A.R. 82-1-232(c) to consider whether the requirements of the Supplemental Order should be extended or made permanent. The following appearances were entered: Ms. Susan B. Cunningham, Acting General Counsel and Mr. W. Thomas Stratton, Assistant General Counsel, on behalf of Commission Staff ("Staff"); Messrs. Michael C. Lennen; James M. Fischer and Donald D. Barry on behalf of WRI; Mr. Walker Hendrix and Ms. Niki Christopher, Consumer Counsel, on behalf of the Citizens' Utility Ratepayer Board ("CURB"); Mr. Timothy E. McKee on behalf of the City of Wichita, Kansas ("Wichita"); Ms. Sarah J. Loquist on behalf of United School District 259, Wichita, Kansas ("U.S.D. 259"); Mr. James P. Zakoura on behalf of Kansas Industrial Consumers ("KIC"); and Mr. Matthew T. Geiger on behalf of Goodyear Tire and Rubber Company ("Goodyear"). 8. Staff, CURB, U.S.D. 259 and Wichita requested that the Commission take administrative notice of pleadings and testimony received in the case entitled In the Matter of the Application of WRI for Approval to Make Certain Changes in its Charges for Electric Service and In the Matter of the Application of KGE for Approval to Make Certain Changes in its Charges for Electric Service, KCC Docket No. 01-WSRE-436-RTS. Those pleadings and testimony referenced by Staff, U.S.D.259, and Wichita shall be noticed and considered by the Commission as a part of the official record of this proceeding.

     9. On June 29, 2001, the parties presented closing arguments on whether the requirements of the Supplemental Order should be extended or made permanent. Post


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hearing briefs were received on July 9, 2001, which discussed the scope of the
Commission's jurisdiction over the subject matter of this proceeding.

     10. After having conducted a hearing and hearing statements and arguments of counsel, the Commission issues this Order consisting of three parts that set forth the relevant facts and law. Part I explains why the transactions to restructure WRI's electric business, as currently designed, are contrary to the public interest and must be prohibited to protect the Kansas electric consumers from harm and to ensure WRI's ability to provide efficient and sufficient electric service at just and reasonable rates. Part II discusses the relevant law and reasoning supporting the Commission's determination to exercise jurisdiction over the subject of this investigation. Finally, Part III directs WRI to submit a plan, consistent with the prohibition and the parameters set forth herein, to restore WRI to financial health, to achieve a balanced capital structure and to protect ratepayers from the risks of the nonutility businesses.

                            Findings and Conclusions

     I. The Commission finds that the split-off, the asset allocation agreement, the rights offering, the intercompany receivable and the ownership of WRI common stock by Westar, are interdependent and considered collectively, are contrary to the public interest and pose substantial risk of harm to Kansas electric customers.

          A. The split-off as designed is inconsistent with the interest of Kansas electric customers.

     11. The split-off, as presently designed, is inconsistent with the public interest. The split-off presumes the pre-existence of the Asset Allocation Agreement, the rights offering, the intercompany receivable and Westar's ownership of WRI's common stock (collectively, the "Transactions"). With the Transactions in place, the split-off will result in the distribution to WRI shareholders of up to 85 percent of Westar's common shares,


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one of WRI's most valuable assets, while leaving behind at WRI corresponding long-term debt incurred by WRI to acquire the assets owned by Westar. The resulting debt-equity imbalance in WRI harms WREB and its customers. This harm cannot be erased by a merger with PNM because it necessarily reduces the value to Kansas ratepayers of whatever benefits a merger would bring.

     12. A split-off, in the abstract, need not affect Kansas customers adversely. This one does, because of its interrelationship with the Transactions. To understand the adverse effects of the proposed split-off, one must understand the Transactions and their effects. After describing these features, the Commission explains how the PNM merger cannot solve the problems caused by the Transactions but rather illustrates the damage done by them.

          1. Description of the Transactions which precede the split-off

     13. The main facts concerning the corporate relationships between WRI and Westar, and concerning Westar's Registration Statement (which in turn describes the intercompany receivables, the Asset Allocation Agreement and the rights offering) are set forth in the Order Instituting Investigation in this proceeding and are incorporated herein by reference. In this section, the Commission describes more specifically the facts leading to our conclusion that the split-off does harm to Kansas ratepayers.

     14. WRI accumulates debt and advances funds to Westar: By the end of 2000,
         --------------------------------------------------
WRI had accumulated some $1.77 billion in additional debt. (Proctor Direct at 10-13). During this same period, WRI advanced significant funds to Westar, and reflected some of these advances in an intercompany receivable which Westar owed to WRI./2/

/2/ 2/The precise amount of the funds advanced to Westar is disputed. Mr. Proctor performed a cash flow analysis demonstrating that of the $1.77 billion in additional WRI debt, only $342.56 million was necessary for WRI utility operations. Id. at 13. WRI disputes Mr. Proctor's cash flow analysis. For purposes of this decision, the Commission need not resolve the dispute over the exact number. It is clear that a large portion of the $1.77 billion was advanced by WRI to Westar; and in fact there is no dispute that the amount advanced was at least $927 million, as discussed in the next paragraph of the text.


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     15. WRI converts its loan to Westar into an investment in Westar: The next
     -----------------------------------------------------------------
step was a turning point. As Mr. Hill explained (Direct at 10), in the first quarter of 2000:

     WRI management and board of directors elected to reclassify the funds that WRI had advanced to Westar through an inter-company receivable account as an investment in, rather than a loan to, Westar. That pivotal decision by WRI's management and board of directors resulted in the transformation of $927 Million of debt on Westar's books (a receivable to WRI from Westar) to $927 Million of common equity (an investment in Westar by WRI [footnote omitted]).

     16. WRI enters into merger agreement with PNM and establishes the terms of
         ----------------------------------------------------------------------
the split-off: On November 8, 2000, WRI entered into a merger agreement with
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PNM, pursuant to which a holding company established by PNM ("PNM Holdings")
would acquire WREB, but not Westar. At the time of the execution of the merger agreement, WRI established balance sheets for each of WREB and Westar. The reason for establishing the separate balance sheets was to specify what it was that PNM would be acquiring. (See Lennen Tr. 24) ("PNM negotiated to acquire the assets and the liabilities shown on that balance sheet"). The merger agreement further provides that transfers of funds from Westar to WRI occurring after the date of the PNM merger agreement would be treated as loans from Westar to WRI, giving rise to intercompany receivables. (CURB Exhibit No. 9, Registration Statement at F-19).

         17. WRI and Westar execute the Asset Allocation Agreement: Concurrently
             -----------------------------------------------------
with that merger agreement, WRI and Westar entered into an Asset Allocation Agreement. As CURB witness Mr. Hill explained (Direct at 13), "[t]he Schedules accompanying the Asset Allocation Agreement indicate that, if the separation of WREB


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and Westar proceeds as planned, WREB would have a negative common equity balance of approximately $300 million." Id./3/ Staff witness Mr. Proctor derived the exact capital structure of WREB based on WRI's Annual Report on Form 10-k for the year ended December 31, 2000 and the allocation of capital set forth in the Registration Statement. As of December 31, 2000, WREB's balance sheet included about $2.97 billion (113.02 percent) of long-term debt and about a negative
$0.34 billion (negative 13.02 percent) of common equity. (Proctor Exhibit No. JMP-3).


     18. Second, the Asset Allocation Agreement established the mechanism "through which Westar could establish an equity ownership position in WRI." This mechanism was the recognition of the intercompany receivable, owed by WRI to Westar, and the right of Westar to convert the receivable into, among other things, WRI common stock. Id. This technique -- the receivable combined with the conversion option -- would compensate Westar for its fund transfers to WRI. Through these transactions, WRI would effectuate its intent to maintain a constant value of WREB as of the date of the PNM Merger agreement. (Martin Rebuttal at 6).

     19. Westar converts its receivable into WRI common stock: In February 2001,
         ----------------------------------------------------
Westar converted it $350 million intercompany receivable from WRI into 14.4 million shares of WRI common stock, representing approximately 17 percent of WRI's outstanding common stock. As of April 30, 2001, an intercompany receivable of $116.6 million from WRI to Westar remained.10 outstanding. (Proctor Exhibit JMP-6, Schedule


-------------------
/3/ 3/CURB witness Mr. Hill explained the "negative common equity balance" as follows (Direct at 13, note 14):

         The amount of equity capital left in WREB is easily estimated using the balance sheets of WRI and the balance sheet of Westar Industries published in the S-1[ Registration Statement]. There is approximately $300 million more equity capital in the balance sheet of Westar than in the consolidated balance sheet of WRI. Because the consolidated common equity of WRI is essentially the sum of


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2 at 1). This $116.6 million receivable would grow by $120.25 million if
Westar's rights offering were fully subscribed, because Westar would lend the proceeds of the rights offering to WRI.

     20. Westar retains the right to increase its share of WRI stock: Given the pre-existing receivables and conversions, if the PNM Merger occurs and if Westar converts these additional intercompany receivables into shares of WRI common stock, Westar could own up to 26.1 percent of WRI's common stock on the effective date of the merger. (Proctor Direct at 25).

          2. Direct Effects of the Transactions

     21. The facts make clear that the cumulative effect of the Transactions is to increase the value of Westar, before splitting off Westar from WRI immediately before the PNM merger. On the consummation of the split off, WRI would cease to own any Westar common stock. Thus, the value of Westar would be removed from WRI's balance sheet, but the debt associated with the Westar assets would remain an obligation of WREB.

     22. The rights offering transforms Westar from a privately held subsidiary of WRI into a stand alone public company: Under the rights offering, Westar would offer 14.3 percent of Westar common stock to WRI's shareholders at a price of $10 per share. (Martin Direct at 5). On consummation of the rights offering, the allocation of assets set forth in the Asset Allocation Agreement becomes effective. The Asset Allocation Agreement and the Registration Statement definitively establish Westar's ownership of the assets and liabilities set forth on its balance sheet dated March 31, 2001, including the


--------------------------------------------------------------------------------
     the common equity balances of Westar and WREB, the common equity balance of WREB is approximately -[negative]$300 Million.


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intercompany receivables of $350 million and 14.4 million shares of WRI common stock as a result of Westar's February 2000 conversion to stock of its $350 million intercompany receivable from WRI. This balance sheet confirms the allocation of WRI assets to Westar and Westar debt to WRI.

     23. The rights offering and the Asset Allocation Agreement cause the
         ----------------------------------------------------------------
minority shareholders to receive an interest in Westar (WRI net-assets) which is
--------------------------------------------------------------------------------
significantly in excess of their equity investment: The rights offering, if
--------------------------------------------------
fully subscribed, establishes a class of minority public shareholders owning approximately 14.3 percent of Westar. This 14.3 percent investment in Westar means ownership in a company whose net-asset value has been increased by the series of management and board decisions by the following components: (i) the existing intercompany receivable ($116.6 million as of April 30, 2001, per the Registration Statement, Amendment #3, supplemented by the $120.25 million net proceeds of the rights offering); (ii) the 14.4 million shares of WRI common stock owned by Westar; and (iii) ONEOK shares, which previously had been transferred by WRI to Westar at book value, and which, according to WRI 2000 Annual Report to Shareholders, has increased in market value by 91.5 percent to more than $1 billion. (KIC Exhibit No. 2). Also, the minority shareholders would own a 14.3 percent interest in Westar's net-asset investments in Protection One, Inc., Protection One Europe and other miscellaneous investments. As Mr. Proctor, who conservatively valued ONEOK, Inc. stock at $700,000 rather than $1 billion, states, "The Commission can see from the exhibit [Proctor Exhibit No. JMP-6, Schedule No. 1] that the total net-asset value is about $1.30 billion. The net-asset value of Westar's investments is $15.24 per share of common stock." (Proctor Direct at 26). The minority shareholders' 14.3 percent share of the


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combined net-asset value of Westar substantially exceeds the $122.5 million paid by the minority shareholders. That is, the minority shareholders own about 14.3 percent of Westar which has value of about $185.9 million ($1.3 billion X 14.3 percent = $185.9 million).

     24. In sum, all of the Transactions are designed to ensure that at the time of the split off, WRI's electric business will hold significant debt but no Westar assets, while Westar will own all of WRI's unregulated assets but will not be responsible for WRI's long-term debt used to acquire them.

          3. Description of the harm to WRI caused by the split-off and flowing from the Transactions

     25. The split-off and related Transactions put financial pressure on WRI's electric business, since their cumulative effect is to allocate to WRI (which at the time of the split-off would consist only of WREB) the debt associated with Westar's unregulated investments. Conversely, Westar would have significantly more equity than debt because its capital structure will have been artificially enhanced by the Transactions which consolidate Westar's ownership of its assets but allocate the debt used to acquire the assets to the WREB.

     26. A likely scenario would require WRI to service the long-term debt through electric rates, while those WRI shareholders who receive Westar shares in the split-off will receive the benefit of the assets without the burden of the long-term debt incurred to acquire them. Without the Westar assets to offset the long-term debt used to acquire them, WRI must find some other way to pay off the debt. Rate increases, or cost-cutting measures which would impair WRI's ability to perform routine maintenance, retain qualified employees or make the necessary capital improvements to meet the needs of


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Kansas electric consumers are likely to result. While the Commission cannot say with certainty that ill-effects will result, the Commission is not required to subject customers to known risks until likely ill-effects are certain and irreversible. Rather, the Commission must use rational analysis and make reasonable assumptions or inferences. A reasonable assumption or inference is that a utility with heavy debt, lacking assets that can be liquidated to retire debt, will suffer financial pressures and will reflect those pressures on some combination of customers, employees and investors.

     27. This drag on WREB's well-being exists whether WREB is acquired by PNM, by another third party or by no one at all. The effect of the split-off and Transactions is to render Westar's assets unavailable to retire the Westar-related debt held by WRI. Regardless of the post-split- off scenario, WRI will be worse off than if the split-off, as designed, had not occurred, because the split-off leaves WRI with debt related to assets it no longer would own.

     28. The effect of the split-off and the Transactions thus is to diminish the value of WRI, relative to the value that WRI would have in the absence of the split-off and the Transactions. That WRI might achieve an investment grade bond rating after a merger with another company does not change this fact; WRI still will be worse off with the split-off than without it. This diminution in value of WRI will affect Kansas ratepayers adversely, regardless of an improvement in WREB's bond rating. Given the absence of any justification for the Transactions (other than debt reduction, which, as discussed in Part I.B below, is not a sufficient justification), the Commission declines to subject a Kansas utility to this harm.


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     4.   The PNM merger, rather than relieving WRI of its debt problems, illustrates the harm to WRI caused by the split-off and the Transactions.

     29. WRI has asserted that each of the harms alleged by the various witnesses will not exist because the PNM transaction will prevent them or eliminate them. Kansas ratepayers should not have to depend on a merger, no aspect of which has been presented on the record, to resolve the debt-equity imbalance that was not necessitated by utility service, and which can be prevented readily by foregoing the split-off and the Transactions.

     30. In any event, the argument that the Commission can disregard the split-off's ill-effects because PNM will eliminate them is flawed, for four distinct reasons.

     31. First, PNM (and any other prospective acquirer) necessarily will find
         -----
WREB less attractive than if the split-off, with its built-in imbalance, were not part of the transaction. Dr. Cicchetti in fact explained that this feature of WREB was reflected in the price PNM negotiated to pay. (Tr. at 189).

     32. Due to the cumulative effects of the Transactions, PNM necessarily will have fewer resources to put into WREB, or to share with the ratepayers, than if WRI were not so impaired. For example, to the extent a merger will produce savings, the merger partner will need to deploy those savings first to correcting the debt-equity imbalance. This need will inevitably reduce the merger savings available for ratepayers. This effect is not limited to PNM. More generally, mergers that might be justified by a cost-benefit analysis in the absence of the split-off and the Transactions could be screened out or precluded if the split-off and the Transactions are allowed to proceed. To the extent future mergers reduce total costs for Kansas ratepayers (cost reduction is a feature of


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every merger and merger order which the Commission has approved since 1990), the screening out of potential merger partners is contrary to the interest of Kansas ratepayers. The Commission does not need to wait until the PNM merger proposal to make this finding, because the finding follows from arithmetic logic and is acknowledged by Dr. Cicchetti. (Tr. at 189).

     33. No matter how the PNM transaction is designed or the benefits PNM brings, PNM will have to devote resources to correcting the capital structure imbalance created by the split-off and the Transactions. PNM in theory may be able to invest enough to bring WRI back to investment grade, but as a matter of simple arithmetic, whatever resources PNM must devote to correct the imbalance are resources that will not otherwise be available from PNM to implement the merged company operations or to engage in other corporate purposes. This deadweight loss of resources is a direct consequence of a split-off designed to shift WRI assets to Westar, and Westar debt to WRI. This logic undercuts the argument that the Commission should await the PNM merger proposal to rule on the split-off.

     34. WRI argues that the resources used to correct the debt-equity imbalance will come from PNM, not from ratepayers. This argument misses the point. That the "rescuer" is PNM does not affect the analysis. After the merger, the new holding company would be the entity owning WRI's utility business. The Commission has just as much interest in the acquiring company's (here PNM's) financial condition after the merger and split-off as it does in WRI's financial condition. PNM, after all, would become the owner of a major Kansas utility. Were WRI itself, without PNM, to propose a split-off that would leave WREB with insufficient equity, the Commission would halt the


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transaction. The Commission's concern does not diminish simply because the owner of WREB is PNM rather than WRI.

     35. Second, a PNM merger would produce a company whose consolidated capital
         ------
structure is 80 percent debt and 20 percent equity. (Proctor Tr. at 305). This result has far more debt than a typical utility, and far more debt than the Commission finds consistent with a Kansas utility's obligation to serve the public.

     36. Third, the argument that the Commission can address all the issues at
         -----
the time of the PNM merger proceeding assumes that the public interest is indifferent as to whether the decisions are made now or at some unknown future time. But time matters. The passage of time (a) drains regulatory resources, as the Commission's staff must continually monitor events affecting WRI; (b) extends the time of financial uncertainty, making it more difficult for lenders and equity holders to determine the value of their existing or future investments in the company; (c) extends the period of time during which WRI's bonds are rated below investment grade; (d) causes uncertainty for PNM (and any other future merger suitor); and (e) creates uncertainty in WRI's labor force, on whom much of Kansas relies for reliable service. For these reasons, deferring a decision is not in the public interest. Moreover, by that later point in time, WRI by waiting for the PNM merger, would have foregone other mergers that might otherwise be beneficial. Conversely other merger suitors, viewing the situation at a distance, might decide that their own offers are not worth making due to "regulatory uncertainty." It is not consistent with Kansas ratepayers' interests to allow these events to occur.

     37. Fourth, even if PNM somehow could correct the imbalance induced by the
         ------
split-off and related Transactions without affecting ratepayers, there is no record support


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for this proposition. There is no obligation in the PNM merger agreement to correct the debt-equity imbalance. And, "[t]here is no evidence . . . PNM is going to be infusing assets that are in any way equivalent to the Westar assets that are going to be spun off." (Foley Tr. at 275). Indeed, WRI has failed to provide any specific details about the PNM merger.

     38. In sum, there is no record basis to support the notion that whatever damage is caused by the split-off and the Transactions will be corrected by PNM. For the Commission to base a decision today on that assertion would be to abandon its obligations in favor of unknown future management decisions by unknown future management

          5. Split-off without the merger

     39. A distinct reason for disapproving the split-off now, rather than awaiting the PNM merger proposal, is that the split off might occur without the merger. WRI has stated that if there were not a merger, it still might execute the split-off if WRI's "electric utility operations [are] receiving an investment grade rating from both Moody's and Standard & Poor's." (Tr. 389). (The Commission assumes that this commitment refers to the split-off as presently designed, i.e, a split-off in the context of the Asset Allocation Agreement, the pre-existing rights offering, the existing intercompany receivables and Westar's ownership of WRI common stock.)

     40. The Commission must take the possibility of a non-merger split-off seriously, because there are a significant number of reasons why the PNM merger might not be approved. These reasons include the willingness of PNM to go forward; the willingness of WRI to go forward; the Commission's findings as to the effect of the


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merger on competition, rates, quality of service and the effect on Kansas ratepayers of possibly transferring ultimate authority over WREB from Kansas management to New Mexico management, among other factors./4/ Given the real possibility that a merger whose features are unknown to the Commission will never occur, the Commission must protect Kansas ratepayers against a split-off that leaves WRI with Westar's debt but without its assets, regardless of whether WRI can somehow achieve investment grade status.

     41. Indeed, the Commission finds that WRI's promise to forego a split-off unless the electric utility business is "investment grade" presumes a standard that is inconsistent with the public interest. Mere "investment grade" is not sufficient status for a utility whose bond ratings presently reflect financial weakness, a utility with a management that has engaged in questionable corporate transactions that create high risks for the ratepayers without commensurate benefits.

     42. "Investment grade" is not a sufficient standard for Kansas utilities. Kansas utilities should aim for bond ratings comparable to utilities facing similar utility-related risks. Failure to achieve a bond rating similar to comparable utilities will mean higher interest costs. And those higher interest costs pose a dilemma for the Commission. If the Commission were to hold WRI responsible for a below-average bond rating by setting retail rates as if its interest costs were lower, arguments certainly would arise that the Commission's action may result in an even lower bond rating. Merely achieving the lowest investment grade status would leave WRI with no margin for error. As Mr. Hill

--------------------
/4/ 4/Further reasons for uncertainty include how the merger will fare under (a) the Federal Power Act, particularly in light of the Federal Regulatory Energy Commission's well-known concern about the competitiveness of WRI markets; and
(b) the Public Utility Holding Company Act, in light of that statute's requirement that the acquisition not unduly complicate the utility's capital structure and that it "tend[] towards the economical and efficient development of an integrated public-utility system."

pointed out (Direct at 17-18), "operational anomalies" happen, and they create "business risk." A utility must be prepared to absorb them. A utility hovering at the "investment grade" level cannot do so readily without running the risk of a downgrade to junk bond status. Moreover, a split-off is permanent; investment grade status is not.

     43. For these reasons, the Commission must find that the split-off, as presently designed (in the context of the Asset Allocation Agreement, the intercompany receivable and the rights offering) is contrary to the public interest.

          6. The Commission is not ruling out a PNM merger, a split-off or other transactions.

     44. The Commission does not rule out mergers, split-offs or rights offerings in principle. These transactions are not inherently harmful. What is harmful is their combination in the manner presented here. Were WRI to design these transactions with the primary purpose of strengthening WREB, the transactions and Commission's reaction would likely be very different. WRI could sell off Protection One, applying the proceeds to WRI, and the utility would be healthier. WRI could design a split-off with the proper allocation of debt between the utility and the split-off company and WREB would be healthier. WRI could sell off Westar assets such as its investment in ONEOK, Inc. without the associated debt but apply the proceeds to retire debt, and the utility business would be healthier. In any of these situations, a merger could begin without the acquirer having to spend resources initially to repair the pre-merger unregulated losses. But the pre-split-off Transactions designed by WRI make the split-off an adverse event rather than a helpful event.

     45. The Commission recognizes that maximizing revenues from the sale of Westar is a legitimate managerial and shareholder objective, but under Kansas regulatory law, WRI may not distribute Westar common stock in the split-off, in the unbalanced manner designed here. This will cause unacceptable harm to the health of the utility.

     46. In conclusion, the Commission is not saying that it would disapprove a PNM transaction, or a PNM transaction accompanied by a split-off of Westar. What we are disapproving is a split-off whose premise is a utility with an unbalanced debt-equity ratio. This disapproval does not interfere with a management prerogative of WRI, because there is no prerogative to take actions which diminish the value of the utility.

          B. The Transactions will adversely affect Kansas ratepayers for reasons independent of the split-off.

     47. Since this Order prohibits the split off as designed, there is no reason to permit the rights offering (which was the initial step in the separation of the Westar from WRI) to proceed in its present form. But the rights offering, considered independently, is also adverse to the public interest for the following four reasons:

          1. The rights offering is priced at a steep discount to its market and book value, financially weakening WRI and forcing it to record a material charge against income.

     48. According to Westar's Registration Statement, Westar will issue to WRI shareholders non-transferable rights to purchase Westar common stock at a purchase price of $10.00 per share. Westar proposes to offer 12,250,000 shares of common stock to existing shareholders of WRI (other than Westar itself). These shares represent approximately 14.3 percent of Westar's outstanding common stock. If the rights offering was fully subscribed Westar would raise a total of $122,500,000. Expenses of the rights offering are estimated to be $2.25 million.

     49. The $10 price is at a deep discount below the market value of Westar's net-assets (equity). Staff witness Mr. Proctor estimated the market value of Westar's net assets to be about $1.3 billion, or $15.24 per share. (Proctor Direct, at 26 and Proctor Exhibit No. JMP-6, Schedule No. 1). Accordingly, the rights offering subscribers will receive equity with a market value of $185.9 million for payment of $122.5 million through the rights offering. The discount below market value of Westar equity of $63.4 million ($185.9 million - $122.5 million = $63.4 million) represents funds WRI should use to retire debt rather than enrich these minority shareholders.

     50. The $10 price is an even deeper discount below the book value of Westar's equity. If Westar's common stock is actually worth only $10 per share, then all of Westar's outstanding common stock would have an aggregate value of $856.6 million ($122.5 million/14.3 percent). But Westar's balance sheet as of December 31, 2000 attached to the Registration Statement shows total Westar shareholder's equity of $2,248 million. (Proctor Exhibit No. JMP-3). On a per share basis, the book value of Westar's equity is about $26 per share. (Proctor Tr. at 325).

     51. WRI acknowledges the adverse effect the rights offering will have on its financial statements. Its December 31, 2000 Annual Report on Form 10-K states that if the rights offering is completed, WRI will record a non-cash charge against income equal to the difference between (a) the book value of the portion of WRI's investment in Westar which will be sold in the rights offering, and (b) the offering proceeds received by Westar. WRI discloses that these charges would be material and would have a material adverse effect on WRI's operating results in the period recorded. (CURB Exhibit No. 9, Docket No. 01-WSRE-436-RTS, Registration Statement; see also Lovitch and Foley Direct at 9-10).

     52. Although the goal of raising funds to reduce WRI's debt is laudable, the Commission finds that offering WRI shareholders a price well below the market and book value of Westar's assets is harmful to WRI and therefore contrary to WRI's responsibilities to its ratepayers.

     53. WRI asks the Commission to focus on the fact that the rights offering can raise $120.25 million of net proceeds; but the proper focus should be on the impropriety of the rights offering price. This low offering price means that the debt reduction produced will be at least $63.4 million less than it could or should be. The debt reduction opportunity foregone due to the low price in the rights offering is an opportunity foregone permanently. Therefore, our rejection of the spin-off does not "lose the opportunity for substantial debt reduction to be made as a result of the PNM transaction," (Lennen Tr. at 25); it avoids liquidating valuable net-assets of WRI (namely its investment in Westar equity) at an inappropriately low price while leaving open the possibility of a later sale at a higher, more appropriate price.

     54. Moreover, as discussed in Part I.A, the $120.25 million proceeds of the rights offering are not even payable to WRI. They are payable to Westar, and will be loaned to WRI. That loan increases WRI's obligations under the intercompany receivable. The device of a loan precludes WRI from receiving the funds from the rights offering in the form of a dividend. Because the proceeds are only loaned to WRI, WRI (and ultimately, WREB) receives no benefit from the rights offering. That is, the change in net-asset value of WRI pursuant to the rights offering is zero because the cash proceeds become the property of Westar through Westar's loan of the rights offering proceeds to WRI, WRI is merely replacing a debt of $120.25 million owed to bondholders with a debt of $120.25 million owed to Westar.

     55. To pay off its indebtedness to Westar created from receipt of the proceeds through the intercompany loan of $120.25 million, WRI may be required to issue to Westar additional shares of common stock. Thus, in effect it is the issuance of common stock to Westar, not the rights offering, which raises the $120.25 million in proceeds which WRI may use to retire bondholder debt. But WRI could have issued common stock to raise proceeds to retire debt without Westar's rights offering. These are mutually exclusive transactions.

     56. If the rights offering proceeds had been provided as a dividend from Westar to WRI and the minority shareholders, then WRI would have received $103.05 million of the proceeds ($120.25 million X 85.7 percent = $103.05 million) from Westar's rights offering without incurring an obligation to repay Westar. Then, if WRI chose to retire bondholder debt further, it could have issued additional shares of common equity to the public to raise an additional $120.25 million. That is, if the proceeds from Westar's rights offering had been provided to WRI as a dividend, WRI could retire $223.3 million ($103.05 million + $120.25 million = $223.3 million) of bond holder debt instead of only $120.25 million. Under this approach, WRI would issue the 14.4 million shares of common stock to the public instead of Westar.

     57. If the rights offering does not proceed, WRI will continue to own 100 percent of Westar and will retain unfettered ability to liquidate Westar assets to reduce WRI long-term debt. Our rejection of the rights offering is not an interference in a management prerogative, because there is no legitimate management prerogative to diminish the value of the utility business through a transaction which does not serve a utility purpose.

          2. The rights offering has caused bond rating agencies to view WREB's finances negatively.

     58. The rights offering makes WRI's debt-equity imbalance "real" in the eyes of important market players whose decisions will affect the Kansas ratepayers. As Mr. Hill explained (Direct at 20-21):

         Once the rights offering proceeds, however, and regardless of the fact that Westar will continue to be consolidated on WRI's balance sheet, Westar will report on its own balance sheet. Once that happens there will be no opportunity to revisit the allocation of WRI's assets and liabilities. WRI's balance sheet is essentially the sum of the balance sheets of WREB and Westar and because, following a rights offering, both WRI's and Westar's balance sheets will be published, WREB's capital structure will be made "real" as well.

         [The bond analysts] understood quite clearly that the assumption of all of WRI's debt by the utility would be financially detrimental to WREB. All of the rating agencies commented on the fact that the utility would be left with essentially zero common equity as a factor in the significant bond rating downgrade they uniformly imposed on WRI. It is difficult to believe that all of the major bond rating agencies would all cite as a rationale for a significant ratings reduction a factor that did not exist.

     59. The Company maintains that, notwithstanding this reality, the two companies are "still consolidated" for the purposes of generally accepted accounting principles. To focus on the continued consolidation in light of the financial reality is to elevate form over substance. While WRI's form will still be a consolidated capital structure, the economic substance -- the facts that the market will take into account -- is a reality of two capital structures, one equity-heavy and one debt-heavy.

          3. The rights offering introduces minority shareholders, resulting in a change in the loyalty, emphasis and priorities of Westar's management.

     60. Staff witnesses Lovitch and Foley explained that upon subscription to the rights offering, "Westar will be a stand alone public company and will, along with its directors and officers, owe fiduciary duties to Westar's minority shareholders." (Direct at 5).

     61. The same witnesses explained four consequences of this change for Westar. First, Westar will have "significant ongoing reporting and filing obligations under the federal securities laws." Second, as a public company Westar will be subject to potential liability for breaches of the federal securities laws.

     62. Third, in making corporate decisions, Westar management will be obligated to consider the interests of Westar's minority public shareholders. This change creates uncertainty and complexity for future corporate restructurings, including restructurings that might be necessary to comply with WRI's public utility obligations. As the witnesses explained (id.):

         If Westar remains a wholly owned subsidiary of WRI, WRI management could, for example, cause Westar to liquidate some or all its investment in Protection One, Inc. or ONEOK, Inc. (Westar's two principal assets) and declare a dividend of the proceeds to WRI which could then use the dividend to pay down WRI's long-term debt. Minority shareholders will have no particular interest in seeing Westar's assets used to service or retire WRI's long-term debt. This will force Westar management to assess whether the liquidation of Westar's assets to pay down WRI debt is a proper corporate purpose.

     63. Fourth, the witnesses explain that the issuance of Westar shares to the public would be "extremely difficult to reverse" because:

         The shares of Westar common stock would not be redeemable and, if at some point in the future WRI wished to reacquire them, it would probably have to do so by way of a public tender offer. If after the tender offer WRI owned more than 90% but less than 100% of Westar's outstanding common stock, a merger could be consummated under the Kansas Corporation Act which would allow WRI to acquire the remaining outstanding shares. But under Kansas law, minority shareholders would have appraisal rights if they felt that the merger consideration offered by WRI was inadequate. This process would be time consuming and could be very expensive.

Id.

     64. In light of WRI's present junk bond rating, the Commission and WRI must preserve all options to improve WRI's financial condition. The creation of public minority shareholders would limit WRI's options and, as a result, is inconsistent with WRI's public utility obligations.

          4. The rights offering, in conjunction with the conversion of the intercompany receivable into WRI common stock, would allow Westar to increase its ownership of WRI.

     65. Westar, rather than WRI, is selling the Westar common stock in the rights offering. Thus the $120.25 million proceeds of the rights offering will belong to Westar. The Registration Statement states that Westar will "advance" the net proceeds of the rights offering to WRI. This advance will increase the balance of the existing intercompany receivable owed by WRI to Westar. In effect, Westar will be loaning the proceeds of the rights offering to WRI, creating an obligation for WRI to repay the loan.

     66. This repayment obligation will have a distinct adverse effect on WRI. As previously discussed, the Asset Allocation Agreement permits Westar at any time, but not later than the split-off and PNM Merger, to convert WRI's obligation into: (a) Westar Common Stock; (b) WRI common stock; or (c) WRI convertible preference stock. The Registration Statement discloses that Westar already has converted $350 million of a pre-existing intercompany receivable into 14.4 million shares of WRI common stock (representing approximately 17 percent of WRI's outstanding common stock). The

Registration Statement also discloses an additional unconverted $116.6 million intercompany receivable. The proceeds of the rights offering would increase this existing intercompany receivable. If these additional intercompany receivables are converted into WRI common stock, Westar's already significant ownership of WRI's common stock will increase.

     67. While Westar remains a subsidiary of WRI, under Kansas corporate law, the WRI common stock received on the conversion of intercompany receivables is non-voting. (Lovitch and Foley Direct at 12 (citing K.S.A. 17-6410(c)). After a split-off , however, the common stock would become voting, resulting in Westar having significant influence over WRI or its successors. (Lovitch and Foley Direct at 12-13). The existence of Westar's significant holdings of WRI common stock therefore creates an incentive for a split-off type transaction in the future. Inasmuch as (a) Westar's unregulated activities already have caused harm to WRI and (b) Westar's management is the same as the current management of WRI, which management has designed the transactions contributing to the present complexities and difficulties, the Commission finds that it is not consistent with Kansas ratepayers' interests for Westar to own such a large share of WRI common stock. Based on the recent history of intercorporate transactions, as set forth in the Order Initiating Investigation and in Parts I.A and B of this Order, the Commission finds that the increased ownership increases the existing risk that WRI's financial resources will be used not to strengthen the utility business, but to increase the value of the unregulated businesses, at the expense of the utility business.

     68. The package of transactions proposed here -- the payment of the proceeds of the rights offering to Westar followed by the loan of the proceeds to WRI, with the resulting intercompany receivable being convertible by Westar into WRI's common stock -- is not consistent with the public interest. Whatever the corporate purpose for these transactions, it is not a corporate purpose aimed at strengthening the utility business. As Staff witnesses Lovitch and Foley explained, the more customary result, where a parent sells 14.3 percent of the stock of a subsidiary, is for the subsidiary to retain and use the proceeds for the subsidiary's corporate purposes, or for the parent to use the proceeds directly for the parent's corporate purposes, such as paying down existing debt of the parent. (Lovitch and Foley Direct at 19-20).

     69. In conclusion, the concerns here are not, as was suggested by Mr. Van Dyke, any loss of the Commission's substantive jurisdiction. The concerns are
(a) the asymmetry of an arrangement in which WRI has, as a result of the low price of the rights offering, given up more to the new minority shareholders than it has received; and (b) the reduced feasibility of certain debt reduction solutions due to the existence of minority shareholders.

II. The Commission has jurisdiction over the transactions, as currently designed, to separate the jurisdictional electric public utility business from its nonutility businesses, and that, based upon the harm they cause, the Commission may take all reasonably necessary actions to protect the public interest.

     70. WRI argues in its Post-hearing Brief that the Commission has unlawfully invaded the prerogatives and responsibilities of the utility's management by interpreting the applicable statutes too broadly. According to WRI, the Commission has no implied or inherent powers and thus cannot investigate management issues that indirectly relate to rates because such involvement is not necessary in setting rates. WRI avers that the Commission cannot prohibit Westar's rights offering because K.S.A. 66-125 does not provide a review and hearing process for securities issuances that are filed at the SEC. Further, WRI argues that the Commission has unlawfully exerted jurisdiction over the Asset Allocation Agreement. WRI avers that the affiliated interests rules contained in the Kansas Holding Company Act, K.S.A. 66-1401 et seq., do not apply. According to WRI, Westar is not an affiliated interest because its 17 percent ownership interest in WRI consists of non-voting stock by reason of K.S.A. 17-6401 and that the Asset Allocation Agreement is not a "management contract" under K.S.A. 66-1402. WRI further avers that the Asset Allocation Agreement does not affect WRI's ability to provide electric service within the meaning of K.S.A. 66-136. According to WRI, the term "affecting" has been interpreted by the Kansas Supreme Court in Kansas Electric Utilities Company v. Kansas City, Kaw Valley & Western Railway Co. ("Kansas Electric"), 108 Kan. 285 (1921) to mean "transferred."

     71. The Kansas Supreme Court has provided guidance on how to interpret statutes. When confronted by overlapping statutory provisions, every attempt should be made to reconcile the differing provisions and make them consistent, harmonious and sensible. Statutes should be construed to avoid rendering their application useless, impracticable or inconvenient, or to avoid requiring performance of a futile act. In construing statutes, the legislative intent should be taken into consideration as gleaned from a general consideration of the entire act, giving effect if possible to all provisions of the act. It is not appropriate to ascertain legislative intent by considering isolated parts of an act. KPERS v. Reimer & Koger Assocs., Inc., 262 Kan. 635, 643-44, 941 P.2d 1321 (1997). A statute should never be given a construction that would lead to uncertainty, injustice or confusion if possible to construe it otherwise. KPERS v. Reimer
& Koger Assocs., Inc., 261 Kan. 17, syl. 2, 25-26, 927 P.2d 466 (1996).

     72. The Commission has relied upon K.S.A. 66-101 (1997), K.S.A. 66-101h
(1997), and K.S.A. 2000 Supp. 66-101d to initiate this investigation and subsequently to require WRI to refrain from any actions that would increase the share of debt in WREB's capital structure except for routine short-term borrowings in the ordinary course of business to fund WRI's on-going electric utility operations and meet cash flow needs and working capital needs of WRI's electric utility operations. These statutory provisions may overlap but provide sufficient legal basis for the Commission to take reasonably necessary actions to protect the public interest from harm. The Commission is not exercising jurisdiction over all of WRI's internal decisions or transaction. Rather, the Commission, consistent with the overall regulatory scheme of the Kansas Public Utilities Act, is exercising jurisdiction over transactions that affect the public interest.

     73. In the context of a public utility, intercorporate dealings and reorganizations can have negative consequences for economic viability of the utility's operation and visit financial misfortunes not only on the shareholders but also ratepayers of the utility company. Arizona Corp. Com'n v. State ex rel Woods, 830 P.2d 807, 817 (1992); Fickinger, supra. at 96. If such transactions are allowed to damage the assets or net worth, the company will have to seek higher rates for economic survival. Id. at 17. The requirements of the Supplemental Order and this Order prevent WRI from endangering its assets through transactions with its affiliates and saddling the utility business with debt associated with its nonutility investments. Such requirements are reasonably necessary to protect the public from the harm caused by WRI's transactions, as currently designed.

     74. The Supreme Court of New Mexico recently considered and rejected a contention by PNM that the New Mexico Public Utility Commission ("NMPUC") had unlawfully injected itself into the management of PNM. Public Service Co. of New Mexico v. New Mexico Public Utility Comm'n, 961 P.2d 147 (1998)("PNM"). In that case, the NMPUC ordered PNM to conduct its "optional service programs" under which the utility would provide utility-related and nonutility services to some of its commercial customers, through an unregulated corporate subsidiary. On appeal, PNM argued that the NMPUC, through its orders, infringed upon the management prerogative of PNM. In affirming the NMPUC orders, the New Mexico Supreme Court stated:

     PNM also argues that the Commission's order constituted an infringement upon management prerogative. PNM relies on authority that articulates a principle that regulatory commissions are limited in their ability to inject themselves into the internal management affairs of a public utility. However, we believe that the same broad authority that permits the Commission to act to ensure that rates are fair, just and reasonable also answers PNM's contentions regarding management prerogative.

     We recognize that the Commission's authority to inject itself in the internal management of a public utility is limited. See, e.g.,Missouri ex rel Southwestern Bell Tel. co. v. Public Service Comm'n, 262 U.S. 276, 288-89, 43 S.Ct. 544, 67 L.Ed. 981 (1923); Public Serv. Co. v. State ex
     rel. Corp. Comm'n, 918 P.2d 733, 739 (Okla. 1996); Duquesne Light Co. v. Pennsylvania Pub. Util. Comm'n, 96 Pa.Cmwlth, 398, 507 A.2d 1274, 1278
     (1986). However we reject this rational as grounds for reversal. The "invasion of management" prohibition upon which PNM relies is waned. General Tel. Co. v. Public Utils. Comm'n, 34 Cal.3d 817, 195 Cal.Rptr. 695, 670 P.2d 349, 353-56 (1983)(en banc) (describing the history of the "invasion of management" rationale in California and rejecting its application on specific facts). Furthermore, courts have permitted commissions substantial latitude in protecting the public. See Arizona Corp. Comm'n v. State ex rel. Woods, 171 Ariz. 286, 830 P.2d 807, 818
     (1992)(en banc). ("The Commission must certainly be given the power to prevent a public utility corporation from engaging in transactions that will so adversely affect its financial position that.31 the ratepayers will have to make good the losses . . ."). Even some of PNM's cited authority notes that commissions are generally empowered to act in areas seemingly reserved to management prerogative where the regulated action is "impressed with the public interest." Public Service Co. v. State ex rel. Corp. Comm'n, 918 P.2d at 739 (quoting Missouri Pac. R.R. Co. v. Corporation Comm'n, 672 P.2d 44, 44 (Okla. 1983)). PNM's additional cited authority fails to undermine this position.

Id. at 152 (emphasis added).

     75. In addition to the quoted passage from the Arizona Supreme Court in the PNM case, the Arizona Supreme Court held:

     The [Arizona] Commission was not designed to protect public service corporations and their management but, rather, was established to protect our citizens from the results of speculation, mismanagement, and abuse of power. To accomplish those objectives, the Commission must have the power to obtain information about, and take action to prevent, unwise management or even mismanagement and to forestall its consequences in intercompany transactions significantly affecting a public service corporation's structure or capitalization. It would subvert the intent of the framers to limit the Commission's ratemaking powers so that it could do no more than raise utility rates to cure the damage from inter-company transactions.

     Thus, we do not believe the Proposed Rules so interfere with management functions that they constitute an attempt to control the corporation rather than an attempt to control rates. The Commission must certainly be given the power to prevent a public utility corporation from engaging in transactions that will so adversely affect its financial position that the ratepayers will have to make good the losses, and it cannot do so in any common-sense manner absent the authority to approve or disapprove such transactions in advance. To put it simply, the Commission was given the power to lock the barn door before the horse escapes.

Arizona Corp. Com'n v. State ex rel Woods, 830 P.2d 807, 817-18 (1992).

     76. The Kansas Legislature granted the Commission full power, authority and jurisdiction to supervise and control electric public utilities. The Commission recognizes that the rights offering was filed at the SEC by Westar and not WRI. But WRI controls Westar, and thus has the power to prevent Westar from taking actions which harm WRI's ratepayers. Moreover, in two of the three transactions which the Commission addresses here, specifically the Asset Allocation Agreement and the intercompany receivables, WRI is a party. Thus, it is to WRI, not Westar, that this Order is directed. The economic and regulatory reality of the transactions justifies the Commission's use of its expertise to view the Transactions, as defined in Part I of this Order, closely. See Corp. Com'n v. State ex rel. Woods, 830 P.2d 807, 817 (1992)(citing Pacific Telephone & Telegraph Co. v. Public Utilities Comm'n, 251 P2d 441, 445 (1950). The Transactions themselves are not arm's length transactions. 18A Am Jur 2d Corporations 801 (the transfer of assets (and liabilities) between parent and its wholly-owned subsidiary is not an arm's length transaction in which compensation is required). Moreover, the Transactions are part of a plan to transfer WRI's equity to Westar and assign long term debt associated with unregulated investments to WRI, which diminishes the value of the utility business. The fact that K.S.A. 66-125 only requires an investor owned public utility to make an informational filing for securities issuances regulated by the SEC cannot be construed to limit the Commission's power to prevent an electric public utility from dissipating the equity portion of its capital structure and incurring large amounts of debt not associated with its electric operations. The Commission is concerned here not with the mere filing requirement but with the harm done, and to be done, to the utility. Public utility statutes may overlap and be equally applicable to a given KCC proceeding. Kansas Pipeline Partnership v. Kan. Corp. Comm, 22 Kan.App.2d 410, 416, 916 P.2d 76, rev. denied, 260 Kan. 994 (1996). For WRI to argue that the Commission has no jurisdiction to prevent WRI's management from assigning or "giving away" the equity of the public utility operations, or from taking on debt unrelated to such electric public utility operations, is to ignore the purpose and meaning of the Commission's jurisdictional grant of authority to "supervise and control" electric public utilities.

     77. The Commission is empowered to do all things necessary and convenient for the exercise of such power, authority and jurisdiction. K.S.A. 66-101; Grinsted Products, Inc. v. Kansas City Power & Light Co., 21 Kan.App.2d 435, 443
(1995). Contrary to WRI's assertion, these powers are to be construed liberally and "all incidental powers necessary to carry into effect the provisions of this act are expressly granted to and conferred upon the commission." K.S.A. 66-101g
(1997). Thus, the Commission's powers go beyond strictly setting rates and extend to enactment of rules, policies and regulations that are reasonably necessary steps in ratemaking to serve the public interest and fulfill the Commission's statutory obligation to "supervise and control" electric public utilities. The Commission is expected to fulfill its statutory duties and do what is reasonably necessary to protect the public. "Great latitude is granted to the legislature to delegate certain functions to the administrative branch of government. Courts start with the presumption that the legislature and the people have right to assume that public officials will exercise their express and implied powers fairly, honestly and reasonably. While standards must accompany a delegation of authority, great leeway should be allowed the legislature in setting forth guidelines or standards, and the use of general rather than minute standards is permissible." State ex rel. Tomasic v. Unified Government of Wyandotte County/Kansas City, Kansas, 264 Kan. 293 sly. 12 (1998). See also Pitts v. Kansas Dental Board, 267 Kan. 775 (1999)(the Kansas Supreme Court implied a jurisdictional grant of authority to allow an administrative agency to perform a function the court considered to be vital to the public welfare). Under the facts and circumstances



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

presented, it is necessary for the Commission to act to protect the public from the harm caused by the Transactions, and the facts set forth here make eminently reasonable the course of action taken here--to prohibit WRI from making the split-off and related Transactions effective at any time. Accordingly, the Commission, pursuant to its statutory obligation to "supervise and control" electric public utilities, makes permanent the requirements of the May 22, 2001 Supplemental Order.

     78. As an independent ground for jurisdiction, WRI had a statutory obligation to obtain Commission approval before entering into the Asset Allocation Agreement. Any transaction that constitutes a "contract or agreement with reference to or affecting" the certificate of convenience and necessity is not valid until it is approved by the Commission pursuant to K.S.A. 2000 Supp. 66-136. As discussed above, the split-off and related Transactions, as currently designed, including the Asset Allocation Agreement, harm WRI's ability to provide electric service by diminishing the value of the electric utility, a diminution which the Commission finds will affect WRI's ability to perform routine maintenance, retain qualified employees or make the necessary capital improvements to meet the needs of Kansas electric consumers. The Commission is not applying K.S.A. 66-136 to all transactions that may affect WRI's certificate of convenience and necessity. Rather, the Commission, having opened an investigation which has determined jurisdictional facts, has applied K.S.A. 66-136 to certain transactions that harm the utility's ability to provide electric service and thus affect its certificate of convenience and interfere with the public's right to sufficient and efficient electric service at just and reasonable rates. Furthermore, the Commission should be given substantial deference with respect to interpretation of its own organic statute. The


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

Commission is entitled to apply, and in fact has applied, a "rule of reason" to reach the conclusion that the Asset Allocation Agreement is jurisdictional.

     79. Further, as a distinct independent ground for jurisdiction, a management contract with an affiliated interest must be filed with the Commission. While the affiliated interest must own at least 10 percent of the voting common stock, WRI has pointed out that by virtue of K.S.A. 17-6401( c), Westar is prohibited from voting. However, Westar and WRI have a number of common officers and directors. Westar has four directors, all of whom are executive officers of WRI-Messrs. Wittig, Lake, Koupal and Geist. Mr. Geist is a Director and President of Westar, as well as Vice President, Corporate Development of WRI. Mr. Koupal is a Director of Westar as well as Executive Vice President and Chief Administrative Officer of WRI. Mr. Lake is a Westar Director, as well as a WRI Director. Mr. Wittig is Chairman of the Board of Westar as well as the Chairman of the Board, President and Chief Executive Officer of WRI. (CURB Exhibit No. 9, Docket 01-WSRE-436- RTS, Registration Statement at 65). Because Westar shares one or more officers or directors in common with WRI, the affiliate rules of the Kansas Holding Company Act, K.S.A. 66-1401 et seq., are applicable for the purposes of that act.

     80. While the Asset Allocation Agreement does not specifically give Westar the authority to manage or supervise WRI's activities, it does give Westar the authority to manage and control assets formerly controlled by the public utility and paid for by ratepayers, such as the ONEOK, Inc. stock, which remains on the consolidated balance sheets of WRI until the split-off is completed. WRI acknowledges that the Asset Allocation Agreement requires WRI and Westar to execute a Shared Services Agreement under which WRI will provide management services to Westar./5/ Under these facts and circumstances, the Commission properly reached the conclusion that the Asset Allocation Agreement constitutes a " management" contract requiring advance submission and approval under K.S.A. 66-1402.

     81. As discussed above in Part I, the Asset Allocation Agreement is harmful to the public interest and adversely affects WRI's ability to provide sufficient and efficient electric service at just and reasonable rates. Accordingly, the Commission, acting pursuant to its statutory authority provided in K.S.A. 66-136 and 66-1402, finds that, based upon the harm it causes, the Asset Allocation Agreement is contrary to the public interest and shall have no legal force and effect.

III. WRI shall present a plan, consistent with the foregoing prohibition and parameters, to restore WRI to financial health, to achieve a balanced capital structure and to protect ratepayers from the risks of the nonutility businesses.

     82. The preceding sections of this Order have discussed why the split-off and the Transactions are adverse to the public interest. Those sections of the Order support the Commission's decision to make permanent the prohibitions described in the Order Initiating Investigation, and to prohibit the split-off.

          A.   Requirement of a financial plan

     83. As discussed above, the Commission has found that WRI has taken actions not related to the utility business that have harmed the utility at present, and created the potential for harm in the future. The Commission also finds that it is necessary to require WRI to submit a plan that will restore its financial stability.


-----------------
/5/ 5/WRI concedes that the Shared Services Agreement must be filed with the Commission pursuant to K.S.A. 66-1402 notwithstanding its argument that Westar is not an affiliated interest. WRI Post-Hearing Brief at P. 33.



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

     84. The Commission, consistent with its general supervisory powers to protect the public interest, has one principal objective for requiring WRI to submit a financial plan, that being to restore WRI's financial ratings to the investment grade level of similarly situated electric public utilities. This restoration will require WRI to address the various causes of the problem, including the financial difficulties created by its unregulated losses.

     85. Accordingly, the Commission directs WRI to submit a financial plan to the Commission within 90 days of this Order, detailing a strategy to achieve the stated objective and restore WRI's financial ratings to an investment grade level of similarly situated electric public utilities. The Commission will not at this time prescribe the elements of the plan. A non-exhaustive list of elements to be considered could include selling all of Westar's common stock in an initial public offering, or selling all or part of Westar's investments in ONEOK, Inc., Protection One, or other Westar assets. The proceeds of these transactions would be used to retire WRI long-term debt. Although the Commission will not at this time require WRI to take any particular action, it will require WRI to explain in its submission its reasons for selecting the actions it proposes, as well as its reasons for rejecting other alternatives, including the ones listed in this paragraph.

          B. Treatment of the intercompany receivables and Westar's ownership of WRI stock

     86. Some witnesses have urged that the Commission require WRI to cause Westar to declare a dividend to WRI of (1) all outstanding intercompany receivables payable by Westar to WRI; and (2) the approximately 14,400,000 shares of WRI common stock previously issued to Westar on the conversion of a previous intercompany receivable. The concern expressed is that such Commission action is necessary to reverse



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

a series of unconventional transactions which are unrelated to the provision of utility service to Kansas ratepayers, yet damaging to the utility's ability to provide that service.

     87. The Commission shares the witnesses' concerns about these transactions, some of which have been described previously in this Order, and which include:

          1. Increases in WRI indebtedness for the purpose of loaning money to Westar to enable Westar to make various investments, including a major investment in Protection One, an unregulated entity with a history of financial losses and regulatory difficulties with the SEC. As previously discussed, this loan from WRI to Westar was subsequently reclassified as an investment in, rather than a loan to, Westar, thereby converting the debt into equity.

          2. Debt reduction efforts that have favored Westar rather than WRI. (See Hill Direct at 9, referring to debt reductions at Protection
               One).

          3. Publication of a balance sheet for Westar reflecting a high-equity capital structure, which conversely results in a low or negative equity capital structure for WREB.

     88. These transactions, taken as a whole, had an asymmetrical result, benefitting Westar at the expense of WRI. As CURB witness Crane explained in connection with the conversion of WRI's loan to Westar into Westar common stock

(Direct at 17-18):

     [T]he timing of management's decisions regarding this conversion appears to have been made based on the most advantageous treatment for Westar. For example, WRI advanced considerable sums to Westar that were never repaid
     . . . Moreover, when the relationship changed and amounts were ultimately transferred from Westar to WRI, the classification of these amounts as loans to WRI, rather than repayment of loans from WRI, permitted Westar to build up large receivables from WRI and to later acquire a significant ownership interest in its parent company. . . .

     89. These actions have no purpose related to WRI's obligation to provide utility service. Whatever corporate goal WRI was seeking to attain, it could have done so


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



in a symmetrical manner that did not disfavor the utility. As CURB witness Crane explained (Direct at 18-20):

     These funds could have been treated in one of several ways. First, if the intercompany receivable from Westar to WRI had not been converted into equity, then these funds could have been used to pay back the amounts owed to the utility. The utility could then have used these payments to reduce its outstanding debt to third parties. Second, the funds could have (and in fact were) classified as intercompany loans from Westar to WRI. Since WRI effectively forgave the earlier loans to Westar by reclassifying the earlier net advances as equity, then there were no longer any loans outstanding on which Westar was required to make payment. The conversion of the original receivable from debt to equity, coupled with the reversal of funds flow from Westar to WRI, effectively changed WRI from a net lender to a net borrower. If the WRI intercompany advance to Westar had remained classified as debt, then the funds that were returned to WRI by Westar would simply have been classified as debt repayment. But due to the reclassification of these loans as equity, the funds flowing to WRI subsequent to January 2000 were identified as intercompany receivables or loans to WRI. Moreover, interest on intercompany receivables began to accrue in November 2000, reportedly at the behest of PNM. As a result, WRI had foregone the receipt of this interest when WRI was a net lender but WRI was forced to pay interest when it became a net borrower . . . If WRI had not converted the receivable from Westar into equity, then these funds could have been transferred from Westar to WRI as repayment of the receivable. Given this conversion, these funds could still have been transferred to WRI as dividends. Neither of these alternatives was used, however, and the payments were classified instead as net receivable to Westar, allowing Westar to ultimately convert these payments into a considerable ownership interest in WRI.

     90. At this time, the Commission will not require the dividending by Westar to WRI of the intercompany receivable or of Westar's ownership of WRI stock. The harm from these two features of the present WRI-Westar relationship stems from their relationship to the rights offering, the Asset Allocation Agreement and the split-off, as discussed throughout this Order. Because this Order prohibits the rights offering, the Asset Allocation Agreement and the split-off, the Commission does not need to require the dividending of the intercompany receivable and the WRI stock at this time. Should


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

the Commission observe, however, activities relating to these two elements that would cause harm, the Commission will revisit this judgment.

          C.   Conclusion

     91. The Commission acknowledges the statements of WRI witnesses that WRI at present is operating efficiently and at reasonable cost. But this positive operational state of affairs does not justify the actions taken by WRI management discussed in this Order which, if permitted to proceed, would result in WREB having negative equity. Moreover, the Commission must look to the future as well as the present. WRI's managerial future, notwithstanding its claims of efficient service, is clouded by the likelihood that top management have been, and will continue to be, distracted by the multiplicity of complex transactions that bear no relationship to providing utility service. The Commission does not wish future ratepayers to have to bear costs associated with these actions and circumstances. Establishing the requirements and guidance described above is necessary to protect against this result.

     92. The Commission is well aware that a line exists between regulating a utility and managing a utility. But that line does not require the Commission to stand by while a utility's management takes actions which are inconsistent with the utility's best interests. That a management action does not directly involve operating the utility business does not mean it cannot adversely affect the utility business. These actions will not fall outside our purview if the evidence establishes a reasonable relationship between the action and the effect.

     93. In particular, the Commission rejects the argument that the Commission's authority is restricted to setting rates, and that it can address any harm caused the utility



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

by disallowing costs in rates. And as Mr. Hill pointed out, it is difficult to penalize financially a utility that is suffering financially. The general supervisory authority as discussed in Part II of this Order does not confine the Commission to rate making. The breadth of that provision grants the Commission the discretion, and the duty, to prohibit activities harmful to the utility.

     IT IS, THEREFORE, BY THE COMMISSION CONSIDERED AND ORDERED THAT:

     (A) The foregoing statements, discussions, and analysis are hereby adopted as Findings and Conclusions of the Commission.

     (B) WRI shall refrain, and cause its subsidiary Westar and each other subsidiary of WRI, to refrain, from entering into any agreement which will directly or indirectly, increase the share of debt in WREB's capital structure, including, without limitation, the split-off and related Transactions, as currently designed.

     (C) WRI shall take no action, and cause its subsidiary Westar and each other subsidiary of WRI to take no action, including but not limited to, actions pursuant to an interaffiliate contract to which it is now a party, that would directly increase the share of debt in WREB's capital structure, including, without limitation, the completion of the split-off and related Transactions, as currently designed.

     (D) WRI shall enter into no other agreements with any of its affiliates that are inconsistent with the principles set forth in this Order.

     (E) Nothing in the above requirements shall limit WRI's ability to make routine short-term borrowings in the ordinary course of business to fund WRI's on-going electric utility operations and meet cash flow needs and working capital needs of WRI's



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

electric utility operations. WRI shall make a weekly report to Staff of the net changes in its short-term borrowings.

     (F) The Asset Allocation Agreement is prohibited as contrary to the public interest and shall have no force and effect.

     (G) WRI shall present a plan, consistent with the foregoing prohibitions and the parameters set forth in this Order, to restore WRI to financial health, to achieve a balanced capital structure, and to protect ratepayers from the risks of the nonutility businesses.

     (H) This order is effective upon service and shall be served on the parties by hand delivery or facsimile transmission. Any party may file a petition for reconsideration of this order within fifteen days of the date that this order is served.

     (I) The failure to comply with this order may result in the Commission entering default judgment pursuant to K.S.A. 77-520 or taking other appropriate actions necessary to enforce the Commission's order, as permitted by law.

     (J) The Commission retains jurisdiction over the subject matter and the parties for the purpose of entering such further order or orders as it may deem necessary.

BY THE COMMISSION IT IS SO ORDERED.

Wine, Chr.; Claus, Comm.; Moline, Comm.

Dated: July 20, 2001
       -------------

                                                     /s/ Jeffrey S. Wagamann
                                                     -----------------------
                                                     Jeffrey S. Wagaman
                                                     Executive Director


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